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                                                                  EXHIBIT 99.1

                             SOVEREIGN TO ACQUIRE
                           FIRST HOME BANCORP, INC.

         WYOMISSING, PA... Sovereign Bancorp, Inc. (ASovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank, and First Home Bancorp, Inc. (AFirst Home") (NASDAQ/:FSPG), parent company of First Home Savings Bank, F.S.B., jointly announced today the execution of a definitive agreement (AAgreement") for Sovereign to acquire First Home. First Home is a $525 million bank holding company headquartered in Pennsville, New Jersey whose principal operating subsidiary operates ten community banking offices in Salem, Gloucester and Camden counties, New Jersey, and New Castle County, Delaware.
         The terms of the Agreement call for Sovereign to exchange $31.25 in Sovereign common stock for each outstanding share of First Home common stock or a total consideration of approximately $86 million in Sovereign common stock. The price will stay fixed at $31.25 per First Home share if Sovereign's average stock price remains between $18.00 and $22.00 per share (collectively, the "Collars") during a 15-day period prior to the closing of the transaction. If the average price of Sovereign's stock drops to $18.00 per share during the pricing period prior to closing, First Home shareholders would receive a fixed rate of 1.736 shares (the "Maximum Exchange Ratio") of Sovereign common stock for each share of First Home common stock. Conversely, if Sovereign's average stock price is $22.00 per share or higher, First Home shareholders would receive a fixed rate of 1.420 shares (the "Minimum Exchange Ratio") of Sovereign common stock for each share of First Home common stock. The pricing reflects 238% of First Home's tangible book value and 17.9 times First Home's trailing twelve-month earnings.

         First Home has the right to terminate the Agreement if the average stock price of Sovereign during the 15-day pricing period falls below $13.50.


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         The merger is subject to approval of various regulatory agencies and
First Home shareholders. Sovereign anticipates that the transaction will close in the second quarter of 1998 and will be accounted for as a pooling of interests. Sovereign also anticipates recording a one-time after tax merger-related charge of $4 to $5 million at the closing of the transaction.

         First Home is an excellent deposit franchise with over $300 million of low-cost customer deposits, and operates under a low-cost, low-risk philosophy. In addition, First Home's conservative asset quality philosophy mirrors Sovereign's focus on this critical success factor. First Home maintains superior asset quality with a non-performing assets to total assets ratio of only .77 and a ratio of loan loss reserves to non-performing loans of 122%.
         "The addition of this institution establishes a strong foundation in southern New Jersey for Sovereign", stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. AThis transaction expands Sovereign's New Jersey franchise with the #2 market share in Salem County, NJ, and strengthens Sovereign's Delaware retail operations." We expect the merger to be accretive to Sovereign's earnings within two to three quarters following the closing of the transaction", Sidhu continued.

         "This strategic alliance with Sovereign will provide our customers the benefit of expanded products and services offered by a larger bank while retaining the community bank culture", said Stephen D. Miller, Chairman and CEO of First Home Bancorp.

         Pro forma for the First Home acquisition and other pending transactions, Sovereign will have assets totaling $17.9 billion, deposits totaling $9.4 billion, loans of $11.9 billion and operate approximately 190 community banking offices throughout the tri-state network.

         "The addition of this 10 branch network is a natural market extension to Sovereign's existing branch system", commented Sovereign's Chairman, Richard E. Mohn. "The First Home franchise provides Sovereign with a low risk entry vehicle into southern New Jersey with a meaningful market share, and strengthens our existing Delaware operations." Mohn added.


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         In connection with the execution of the Agreement, First Home granted a stock option to Sovereign to purchase, under certain conditions, up to 19.9% of First Home's outstanding shares.

         Sovereign currently has pending the acquisition of ML Bancorp, Inc. ("ML Bancorp"), a $2.2 billion financial institution headquartered in Villanova, Pennsylvania. This acquisition is expected to close late in the first quarter of 1998, and will add 28 community banking offices plus significant commercial and mortgage banking capabilities to Sovereign's Pennsylvania franchise. Sovereign does not anticipate that this transaction with First Home will alter either the proxy mailing date or closing date of its acquisition of ML Bancorp.

         Sovereign also announced on December 15, 1997 its acquisition of Carnegie Bancorp, Inc., a $423 million commercial bank holding company headquartered in Princeton, New Jersey. Carnegie operates seven community banking offices throughout New Jersey and one community banking office in Pennsylvania. Sovereign expects the Carnegie transaction to close during the second quarter of 1998.

           Sovereign is a pro forma $17.9 billion bank holding company with approximately 190 community banking offices serving eastern Pennsylvania, northern Delaware, and New Jersey. The third largest bank headquartered in Pennsylvania, Sovereign's closing price of its common stock on Thursday, December 18, 1997 was $20.125 per share and its preferred stock closed at $125.125 per share.